EXHIBIT 5.1

File Number: 58796-0006

September 10, 2007

BEAR RIVER RESOURCES, INC.
#253 - 280 Nelson Street
Vancouver, BC V6B 2E2

Attention:       John Dahle, President and Chief Executive Officer

Dear Sir:

BEAR RIVER RESOURCES, INC. - Registration Statement on Form SB-2

We have acted as legal counsel to Bear River Resources, Inc., a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on September 10, 2007. The Registration Statement relates to the registration of 1,310,000 shares of the Company's common stock (the "Shares") for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement dated September 10, 2007; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the issuance of the Shares to the Selling Shareholders; (e) subscription agreements (the "Subscription Agreements") entered into between the Selling Shareholders and the Company for the purchase of the Shares; (f) an officer's certificate executed by John Dahle, President and Chief Executive Officer, dated as of even date herewith (the "Officer's Certificate") as to certain factual matters; and (g) such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)        The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company.

(b)        We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect.

(c)        We have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Interest of Named Experts and Counsel".

Yours truly,

Lang Michener LLP

/s/ Herbert I. Ono

Herbert (Herb) I. Ono*

*Licensed to Practice in the State of California